UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2004

LINCOLN ELECTRIC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-1402
(Commission File Number)

Ohio (State or other jurisdiction of incorporation)	34-1860551 (I.R.S. Employer Identification No.)

22801 St Clair Avenue
Cleveland, Ohio 44117
(Address of principal executive offices, with zip code)

(216) 481-8100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 7.01 Regulation FD Disclosure.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-10.1 Re: Employment and Benefits
EX-10.2 Retirement Letter
EX-99.1 Press Release

Item 1.01	Entry into a Material Definitive Agreement.

On October 12, 2004, John M. Stropki, Jr., President and Chief Executive Officer of Lincoln Electric Holdings, Inc. (the “Company”), and the Company entered into a letter agreement modifying the terms of Mr. Stropki’s employment and benefits entitlement. Under the terms of the letter agreement, Mr. Stropki will continue to participate in The Lincoln Electric Company Supplemental Executive Retirement Plan (the “SERP”) under the same terms and conditions that existed prior to Mr. Stropki’s appointment as Chief Executive Officer, effective as of June 3, 2004, except that, effective October 12, 2004, Mr. Stropki’s annual benefit limit under the SERP will be increased from $300,000 to $500,000. A copy of the letter agreement is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 5.02			Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

	(b	)	On October 13, 2004, the Company announced the resignation of Anthony A. Massaro as a Director and his retirement as an employee (effective October 30, 2004). A copy of the Company’s press release announcing Mr. Massaro’s retirement is filed as Exhibit 99.1 to this report and incorporated herein by reference.

	(c	)	On October 13, 2004, the Company announced the election by the Board of Directors of the Company of John M. Stropki, Jr. as Chairman of the Board of Directors of the Company, effective immediately, to serve at the pleasure of the Board of Directors of the Company.

Mr. Stropki has been President and Chief Executive Officer of the Company since June 3, 2004 and a Director of the Company since 1998. Mr. Stropki was formerly Executive Vice President and Chief Operating Officer of the Company, positions to which he was elected in May 2003. From May 1996 to May 2003, he was Executive Vice President of the Company and President, North America. Mr. Stropki is 53 years old.

The Company entered into a severance agreement with Mr. Stropki in 1998 designed generally to ensure continued management in the event of a change in control of the Company. Mr. Stropki’s severance agreement was further modified in March 2000. The agreement provides that following a change in control, a three-year severance period commences. If the Company were to terminate Mr. Stropki’s employment for reasons relating to changed circumstances, then the amounts and benefits he would be entitled to receive include (i) a lump-sum payment equal to the amount of base and incentive pay that would have been paid to him for the greater of one year or the remainder of the severance period; (ii) long-term incentive awards granted prior the change in control; (iii) continuation of medical insurance, life insurance, and other welfare benefits for the greater of one year or the remainder of the severance period, subject to reduction for comparable welfare benefits received in any subsequent employment; and (iv) enhanced service credit and age under the SERP of three years and immediate vesting under the SERP. Under the agreement, Mr. Stropki would be entitled to receive an additional payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the Internal Revenue Code.

In June 2004, in consideration of continued employment by The Lincoln Electric Company and service as an officer of the Company, Mr. Stropki entered into an Executive Management Employee Agreement containing certain confidentiality, non-solicitation and non-competition provisions. Under the terms of the agreement, during the term of his employment and for a period of two years thereafter, Mr. Stropki may not directly or indirectly engage in activities that are competitive with the Company’s business.

A copy of the Company’s press release announcing the election of Mr. Stropki as Chairman of the Board of Directors of the Company is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

As noted above in Item 5.02(b), on October 13, 2004, Anthony A. Massaro gave notice to the Company of his retirement, effective as of October 30, 2004. Mr. Massaro’s retirement will be treated as a termination of employment for “Good Reason,” as such term is defined in his employment agreement dated June 23, 2003, which was filed as Exhibit 10(q) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. With respect to the foregoing termination, the Company expects to incur a charge in the fourth quarter of fiscal 2004 of approximately $3.0 million pre-tax (or $1.8 million after tax), which reflects accruals for base pay and bonus payments provided for in his employment agreement, as well as pension settlement provisions. The foregoing estimate is based on a number of factors that are variable and subject to change upon further review, including actual versus projected performance, actuarial assumptions and interest rate calculations. A copy of Mr. Massaro’s retirement letter is furnished as Exhibit 10.2 to this report.

Item 9.01			Financial Statements and Exhibits

	(c	)	Exhibits

10.1	Letter Agreement dated October 12, 2004 between John M. Stropki, Jr. and the Company.

10.2	Retirement Letter dated October 13, 2004 from Anthony A. Massaro to the Company.

99.1	Company press release dated October 13, 2004 announcing the retirement of Anthony A. Massaro and his resignation as a Director of the Company and the election of John M. Stropki, Jr. as Chairman of the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC.
Date: October 18, 2004	By:	/s/ Vincent K. Petrella

Vincent K. Petrella Vice President, Chief Financial Officer and Treasurer

LINCOLN ELECTRIC HOLDINGS, INC.

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Letter Agreement dated October 12, 2004 between John M. Stropki, Jr. and the Company.

10.2	Retirement Letter dated October 13, 2004 from Anthony A. Massaro to the Company.

99.1	Company press release dated October 13, 2004 announcing the retirement of Anthony A. Massaro and his resignation as a Director of the Company and the election of John M. Stropki, Jr. as Chairman of the Board of Directors of the Company.